EXHIBIT 99.1

ASSOCIATED BANC-CORP
2003 LONG-TERM INCENTIVE PLAN

Section I. Purpose and Adoption.

(a)    Purpose of the Plan. The purpose of this Associated Banc-Corp 2003 Long-Term Incentive Plan (the "Plan") is (i) to associate more closely the interests of certain key employees of Associated Banc-Corp (the "Company") and its affiliated units and directors of the Company (the "Participants") with those of the Company’s shareholders by encouraging stock ownership, (ii) to provide long-term stock and cash incentives and rewards to those key employees of the Company and its affiliated units who are in a position to contribute to the long-term success and growth of the Company, and (iii) to assist the Company in attracting and retaining key employees with requisite experience and ability.

(b)    Adoption. The Plan has been approved by the Board of Directors of the Company (the "Board"), to be effective as of January 1, 2003 (the "Effective Date"), but is subject to the approval of the shareholders of the Company. If the Company fails to obtain shareholder approval within 12 months after the Plan is adopted by the Board, any awards granted under the Plan will become void.

Section II. Administration.

(a)    The Committee. The Plan shall be administered by the Administrative Committee of the Company’s Board of Directors (the "Committee"), or such other committee as is appointed by the Board to address compensation matters, composed of not less than two Directors. The Directors forming the Committee shall each be an "outside director" within the meaning of Internal Revenue Code ("Code") section 162(m), an "independent director" within the meaning of the rules of the NASDAQ National Market System and a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. In the event that any member of the Committee is to be granted an award under the Plan, then said award shall be made by the Board. The Board’s actions in such instances shall be governed by each of the provisions of the Plan to the extent applicable to the Committee.

(b)    Authority and Discretion of Committee. Subject to the express provisions of the Plan and provided that all actions taken shall be consistent with the purposes of the Plan, the Committee shall have full and complete authority and the sole discretion to: (i) determine those key employees of the Company and its affiliated units who shall be among the Participants; (ii) select the Participants to whom awards are to be granted under this Plan, (iii) determine the size and the form of the award or awards to be granted to any Participant; (iv) determine the time or times such awards shall be granted; (v) establish the terms and conditions upon which such awards may be exercised and/or transferred; (vi) alter any restrictions or vesting schedules; and (vii) adopt such rules and regulations, establish, define, construe, interpret and implement any other terms and conditions, and make all other determinations (which may be on a case-by-case basis) deemed necessary or desirable for the administration of the Plan.

The Committee may delegate such of its powers and authority under the Plan as it deems appropriate to a subcommittee of the Committee. Such subcommittee shall consist of at least two individuals, all of whom meet the requirements set forth in section II(a) above. The Committee shall not have or exercise any discretion that would disqualify amounts payable under section III(a), (b), (d), (e) or (f) as performance-based compensation for purposes of Code section 162(m). The designation of a Participant to receive an award under one portion of the Plan does not require the Committee to include such Participant under other portions of the Plan. The designation of a Participant in any year shall not require the Committee to designate such person to receive an award in any other year.

(c)    Option Grants. Options granted under the Plan may, in the discretion of the Committee, be either Incentive Stock Options ("ISOs") as defined in Code section 422 or nonqualified stock options (collectively, "Options"). Each stock option agreement shall specifically state, for each Option granted thereunder, whether the Option is an ISO or a nonqualified stock option. In no event, however, shall both an ISO and a nonqualified stock option be granted together under the Plan in such a manner that the exercise of one Option affects the right to exercise the other. The provisions of this Plan and of each ISO granted hereunder shall be interpreted in a manner consistent with Code section 422 and with all valid regulations issued thereunder. However, to the extent that any ISO granted hereunder does not comply with the provisions of Code section 422, such ISO shall be treated as a nonqualified stock option for all purposes under the Code. ISOs may be granted only to employees of the Company and its affiliated units. No ISO shall be granted under the Plan subsequent to December 31, 2012.

Section III. Awards. Awards which the Committee may grant under the Plan may include any or all of the following, as described herein: Any form of Option, Restricted Stock, Performance Shares, Make Whole Payments, or Stock Appreciation Rights granted under this Plan.

(a)    Nonqualified Stock Options. Nonqualified stock options are rights to purchase shares of the Common Stock of the Company, $.01 par value, ("Common Stock") at a price equal to the Fair Market Value of such Common Stock on the date of grant for a predetermined period of time and which do not qualify as an ISO under Code section 422 or are not labeled by the Committee as an ISO.

(i) The Committee shall determine the number of shares of Common Stock to be covered by each such nonqualified stock option. Nonqualified stock options granted hereunder shall be evidenced by option agreements containing such terms and conditions as the Committee shall establish from time to time consistent with the Plan.

(ii) No nonqualified stock option shall be exercisable until it is vested and, thereafter, shall be immediately exercisable. A nonqualified stock option shall vest in accordance with terms set forth by the Committee at the date of grant in the option agreement.

(iii) In the event of termination of a Participant’s employment with the Company or its affiliated units for any reason, except as otherwise provided below, any non-vested portion of any nonqualified stock option granted to such Participant shall terminate immediately.

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(iv) Except as described below, the Committee may in its sole discretion, permit at the time a nonqualified stock option is granted to allow a Participant to exercise a vested nonqualified stock option up to 90 days following a Participant’s voluntary or involuntary termination of employment with the Company or its affiliated units.

(v) The Committee may, in its sole discretion, permit at the time a nonqualified stock option is granted to provide that the nonqualified stock option, once vested, will remain exercisable after the Participant’s employment with the Company or its affiliated units terminates by reason of the Participant’s death, Total Disability or Retirement, but only to the extent such nonqualified stock option was vested and exercisable on the date of such Participant’s termination of employment, until the earlier of (a) one year following the date of termination and (b) the expiration of the term of such Option. If on the date of such termination of employment, any such nonqualified stock option shall not be fully exercisable, the Committee shall have the discretion to cause such Option to continue to become exercisable on the date or dates specified therein as if such termination of employment had not occurred. The Committee may exercise the discretion granted to it by the preceding sentence at the time a nonqualified stock option is granted or at any time thereafter while such a nonqualified stock option remains outstanding.

(vi) The Committee will determine the conditions of nonqualified stock option exercise, but in no event may any portion of a vested nonqualified stock option be exercisable earlier than one year (except pursuant to a Change of Control) or later than ten years from the date of the grant.

(vii) All nonqualified stock options shall vest immediately upon a Change of Control, as defined in Section IV(m) hereof.

(viii) The purchase price of shares purchased pursuant to any nonqualified stock option shall be equal to the Fair Market Value of such shares on the date of nonqualified stock option grant, as determined by the Committee, and shall be paid in full upon exercise, either (a) in cash; (b) by delivery of shares of Common Stock held for a period of at least six months (valued at their Fair Market Value on the date of nonqualified stock option exercise, as defined in Section IV(h)); or (c) a combination of cash and Common Stock.

(ix) The Committee may at any time offer to buy out a nonqualified stock option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made.

(b)    ISO. ISOs are rights to purchase shares of the Common Stock at a price equal to the Fair Market Value of such Common Stock on the date of grant for a predetermined period of time. Only Participants who are key employees (not directors who are not also employees) of the Company or an affiliated unit shall be eligible to receive an ISO grant. However, in the case of an ISO granted to a Participant who at the time of the grant owns (directly or indirectly, and including the Shares purchasable under such ISO) stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, the Option price shall be at least 110% of such Fair Market Value at the time the ISO is granted; provided further, that the ISO must be exercised within five years of the date of grant.

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(i) The Committee shall determine the number of shares of Common Stock to be covered by each such ISO. ISOs granted hereunder shall be evidenced by option agreements containing such terms and conditions as the Committee shall establish from time to time consistent with the Plan.

(ii) The Option price for an ISO under the Plan shall in no event be less than the fair market value of the stock subject to the Option at the time the Option is granted.

(iii) No ISO shall be exercisable until it is vested and, thereafter, shall be immediately exercisable. An ISO shall vest in accordance with terms set forth by the Committee at the date of grant in the option agreement.
(iv) In the event of termination of a Participant’s employment with the Company or its affiliated units for any reason, except as otherwise provided below or as otherwise determined by the Committee in its sole discretion, any non-vested portion of any ISO granted to such Participant shall terminate immediately.

(v) Except as described below, the Committee may in its sole discretion, permit at the time an ISO is granted to allow a Participant to exercise a vested ISO up to 90 days following the Participant’s voluntary or involuntary termination of employment with the Company or its affiliated units.

(vi) The Committee may, in its sole discretion, permit at the time an ISO is granted to provide that the nonqualified stock option, once vested, will remain exercisable after the Participant’s employment with the Company or its affiliated units terminates by reason of the Participant’s death, Total Disability or Retirement but only to the extent such option was vested and exercisable on the date of such Participant’s termination of employment, until the earlier of (a) one year following the date of termination and (b) the expiration of the term of such ISO. Any Option executed more than 3 months after the Participant’s termination of employment due to Retirement shall not meet the requirements for tax treatment of an ISO. Any Option executed more than 1 year after the Participant’s termination of employment due to Total Disability shall not meet the requirements for tax treatment of an ISO. Additionally, in the event of a Participant’s death, the Participant’s executor, administrator, or such person need not exercise the Option within 3 months after the death of the individual to whom the Option is granted to receive ISO treatment. If on the date of such termination of employment, any such ISO shall not be fully exercisable, the Committee shall have the discretion to cause such ISO to continue to become exercisable on the date or dates specified therein as if such termination of employment had not occurred. The Committee may exercise the discretion granted to it by the preceding sentence at the time an ISO is granted or at any time thereafter while such an ISO remains outstanding.

(vii) The Committee will determine the conditions of ISO exercise, but in no event may any portion of a vested ISO be exercisable earlier than one year (except pursuant to a Change of Control) or later than ten years from the date of the grant.

(viii) All ISOs shall vest immediately upon a Change of Control, as defined in Section IV(m) hereof.

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(ix) The purchase price of shares purchased pursuant to any ISO shall be equal to the Fair Market Value of such shares on the date of grant, as determined by the Committee, and shall be paid in full upon exercise, either (a) in cash; (b) by delivery of shares of Common Stock held for a period of at least six months (valued at their Fair Market Value on the date of ISO exercise, as defined in Section IV); or (c) a combination of cash and Common Stock.

(x) The Committee may at any time offer to buy out an ISO previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made.

(c)    Restricted Stock Awards. Restricted Stock Awards are stock grants, the vesting of which will depend upon the Participant’s continued employment with the Company.

(i) The Committee shall determine the number of shares of Restricted Stock to be covered by each separate grant under the Plan. The Committee shall determine which Participants will receive Restricted Stock. Restricted Stock will not qualify as "performance-based compensation" under Code section 162(m).

(ii) Restricted Stock is Common Stock acquired by a Participant subject to the restrictions described in the following subsections.

(iii) Restricted Stock may not be sold, transferred or otherwise disposed of, pledged, or otherwise encumbered during a period set by the Committee, commencing with the date of such award.

(iv) Restriction terms and conditions will be set by the Committee at the time of award. These conditions will include a requirement that the Participant continue employment with the Company in order to vest the Restricted Stock. Vesting schedules pursuant to Restricted Stock Awards shall be "graded," awarding the Participant with portions of the Restricted Stock over a course of years. The Committee shall have complete discretion to determine the length and timing of the graded vesting schedule.

(v) In the event of the termination of employment of a recipient of Restricted Stock for any reason, the recipient shall retain all stock that is vested pursuant to the vesting schedule prescribed by the Committee. Vesting, however, will not continue with respect to any Restricted Stock that was not fully vested at the time of the termination of employment.

(vi) All restrictions shall lapse immediately upon a Change of Control, as defined in Section IV(m) hereof.

(vii) Certificates issued in respect of Restricted Stock granted under the Plan shall be registered in the name of the recipient, but shall bear the following legend:

"The transferability of this certificate and the shares of stock represented hereby is restricted and the shares are subject to the further terms and conditions contained in the 2003 Long-Term Incentive Plan of Associated Banc-Corp (the "Company"). A copy of said Plan is on file in the office of the Secretary of the Company at the Company’s offices in Green Bay, Wisconsin."

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(viii) To enforce the restrictions, terms and conditions on Restricted Stock, each recipient thereof shall, immediately upon receipt of a certificate or certificates representing such stock, deposit such certificates, together with stock powers and such other instructions of transfer as the Committee may require, appropriately endorsed in blank, with the Company as Escrow Agent under an escrow agreement in such form as shall be determined by the Committee.

(d)    Performance Shares. Performance Shares are stock grants, the payment of which will depend upon the achievement by the Company of certain financial performance objectives.

(i) The Committee shall determine the number of shares of Performance Shares to be covered by each separate grant under the Plan. The Committee shall determine which Participants will receive Performance Shares.

(ii) Performance Shares are Common Stock acquired by Participants subject to the restrictions described in the following subsections.

(iii) Restriction terms and conditions will be set by the Committee at the time of Award. The Committee may select the appropriate performance measure from among the following types of measures: (a) basic or diluted earnings per share; (b) stock price growth; (c) return on equity; or (d) revenue growth.

(iv) For each Performance Period with respect to which a Performance Share Award may be earned by a Participant under the Plan, the Committee shall establish the performance goal in writing for such performance period by preparing an award schedule for each Participant. The Award schedule shall set forth the applicable performance period, performance measure(s), performance goal(s), and such other information (including a peer group modifier, if applicable) as the Committee may determine. The Committee may also grant a Performance Share Award pursuant to an award formula, such that the Participant could receive a specified percentage of the Performance Shares depending upon a range set as part of the performance goal. Once established for a performance period, such items shall not be amended or otherwise modified. Award schedules may vary from performance period to performance period and from Participant to Participant. The Committee must establish the performance goal applicable to each selected performance period no later than the earlier to occur of (a) 90 days after the commencement of the performance period, and (b) the date upon which twenty five percent (25%) of the performance period shall have elapsed.

(v) In the event of the termination of employment of a recipient of Performance Shares due to death, Total Disability or Retirement, or if the Company terminates the Participant without cause, the Participant will receive a pro rata portion of the Performance Shares, based upon the length of the Participant’s employment during the performance period. The Committee will determine the amount of the prorated award by multiplying the amount of the award that would have been earned, determined at the end of the performance period, by a fraction. The numerator of the fraction equals the number of whole months such Participant was employed during the performance period. The denominator of the fraction equals the total number of months of the performance period. This paragraph (v) shall apply only if the Company meets the specified performance goal. The Participant will receive none of the Performance Shares if the Company does not meet the specified performance goal.

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(vi) If, prior to the Committee’s certification that the performance goal has been met pursuant to the following paragraph, the Participant terminates employment for any reason other than death, Total Disability or Retirement, or if the Company terminates the Participant’s employment with cause, the Participant shall receive none of the Performance Shares, regardless of the whether the Company meets the performance goal.

(vii) As soon as administratively feasible following the end of the performance period, the Committee will determine whether the Company has attained the performance goal. If the performance goal has been attained, the Committee will remove restrictions on the Participant’s Performance Shares. If the Company has not attained the performance goal, the Participant will forfeit the Performance Shares.

(viii) All restrictions shall lapse immediately upon any Change of Control, as defined in Section IV(m) hereof.

(ix) With respect to any Performance Share that does not qualify as performance-based compensation for purposes of Code section 162(m), the Committee is authorized to defer payment of such Awards until the Participant is no longer subject to the limits of Code section 162(m) or any successor statute, or a Change of Control occurs.

(x) Certificates issued in respect of Performance Shares granted under the Plan shall be registered in the name of the recipient, but shall bear the following legend:

"The transferability of the certificate and the shares of stock represented hereby is restricted and the shares are subject to the further terms and conditions contained in the 2003 Long-Term Incentive Plan of Associated Banc-Corp (the "Company"). A copy of said Plan is on file in the office of the secretary of the Company at the Company’s offices in Green Bay, Wisconsin."

(xi) To enforce the restrictions, terms and conditions on Performance Shares, each recipient thereof shall, immediately upon receipt of a certificate or certificates representing such stock, deposit such certificates, together with stock powers and such other instruments of transfer as the Committee may require, appropriately endorsed in blank with the Company as Escrow Agent under a escrow agreement in such form as shall be determined by the Committee.

(e)    Make Whole Payment.

(i) The Committee may, in its discretion issue a Make Whole Payment to any Participant receiving a Restricted Stock Award or a Performance Share Award. The Committee will have discretion with respect to which Restricted Stock Awards or Performance Share Awards, if any, will be accompanied by a Make Whole Payment. The Committee will determine which awards will have an accompanying Make Whole Payment at the time the Committee grants the award.

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(ii) With respect to any Make Whole Payment accompanying a Restricted Stock Award, the Participant will become entitled to the Make Whole Payment only with respect to shares of Restricted Stock which become vested. The Company will pay such Make Whole Payments in the year during which restrictions lapse on such shares. With respect to any Make Whole Payment accompanying a Performance Share, the Participant shall become entitled to the Make Whole Payment only if the Company attains the performance goal associated with the Performance Shares (or if a Participant becomes entitled to Performance Shares upon a Change of Control). The Company will pay the Make Whole Payment with respect to such shares in the year during which restrictions lapse on the shares.

(iii) The Committee will have discretion to issue any Make Whole Payment in the form of Common Stock or cash. The amount of a Make Whole Payment with respect to each share of Restricted Stock or Performance Share shall equal the sum of (a) the highest federal marginal income tax rate in effect in the year during which restrictions lapse (minus state taxes deducted), plus (b) the highest marginal income tax rate in the state of the Participant’s residence in effect in the year during which restrictions lapse.

(iv) With respect to any Make Whole Payment accompanying a Performance Share under the LTI Plan that does not qualify as performance-based compensation for purposes of Code section 162(m), the Committee is authorized to defer payment of such Make Whole Payment generally until the Performance Share with which it is associated becomes payable. In the event that a Performance Share qualifies as performance-based compensation for purposes of Code section 162(m) in the year that the performance goal is certified by the Committee, but the accompanying Make Whole Payment would not qualify as performance-based compensation for purposes of Code section 162(m), no Make Whole Payment will be made with respect to such Performance Share.

(f)    Stock Appreciation Rights--162(m) Employees. The Committee may award Stock Appreciation Rights under this subsection (f) to employees of the Company whose compensation may become subject to the Code section 162(m) deduction limits. All Stock Appreciation Rights issued under this subsection (f) are intended to satisfy the requirements applicable so as to qualify such Stock Appreciation Rights as "performance-based compensation" within the meaning of Code section 162(m).

(i) Stock Appreciation Rights shall consist of the right to receive cash, Common Stock or a combination of both. The Committee shall have complete discretion to determine whether a particular Stock Appreciation Right shall be paid in the form of cash or Common Stock. The Committee shall determine the number of Stock Appreciation Rights to be covered by each separate grant under the Plan. The Committee shall determine which Participants will receive Stock Appreciation Rights.

(ii) Under a Stock Appreciation Right, the Committee will base the amount of compensation the Participant will receive solely on the increase in value of the Common Stock of the Company after the date of the grant.

(iii) The Committee shall have the discretion, at the time of the grant, to determine: (a) the times at which Stock Appreciation Rights shall be awarded; (b) the number of Stock Appreciation Rights awarded to each Participant; and (c) the performance period. The Committee shall have the discretion to reduce the amount payable under any Stock Appreciation Right subject to this subsection (f) after its original grant, but shall not have the discretion to increase the amount of any payment.

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(iv) In the event of the termination of employment of a recipient of Stock Appreciation Rights under this subsection (f) due to death, Total Disability or Retirement, or if the Company terminates the Participant without cause, the Participant will receive under each Stock Appreciation Right the difference between the value of Common Stock at the beginning of the performance period and the value of Common Stock at the time of termination. The preceding sentence shall apply only if the value of Common Stock increased during the shortened performance period.

(v) In the event of a Change in Control, the Participant will receive under each Stock Appreciation Right under this subsection (f) the difference between the value of Common Stock at the beginning of the performance period and the value of Common Stock at the time of the Change of Control. The preceding sentence shall apply only if the value of Common Stock increased between the beginning of the performance period and the Change of Control.

(vi) If, prior to the Committee’s certification that the value of Common Stock increased during the performance period, the Participant terminates employment for any reason other than death, Total Disability or Retirement, or if the Company terminates the Participant’s employment with cause, the Participant shall receive no payment pursuant to the Stock Appreciation Right.

(vii) As soon as administratively feasible following the end of the performance period (or after the Participant terminates employment due to death, Total Disability, or Retirement), the Committee will determine whether the value of Common Stock increased during the performance period. If the value has increased, the Company will pay to the Participant the amount of cash or Common Stock due under the Stock Appreciation Right. If the value has not increased, the Participant will receive no amount under the Stock Appreciation Right.

(viii) With respect to any Stock Appreciation Right under this subsection (f) of the LTI Plan that does not qualify as performance-based compensation for purposes of Code section 162(m), the Committee is authorized to defer payment of the amount of the Stock Appreciation Right, until the Participant is no longer subject to the limits of Code section 162(m) or any successor statute or a Change of Control occurs.

(g)    Stock Appreciation Rights--Non-162(m) Employees. The Committee may award Stock Appreciation Rights under this subsection (g) only to employees of the Company whose salaries will not become subject to the Code section 162(m) deduction limits.

(i) Stock Appreciation Rights shall consist of the right to receive cash, Common Stock or a combination of both. The Committee shall have complete discretion to determine whether a particular Stock Appreciation Right shall be paid in the form of cash or Common Stock. The Committee shall determine the number of Stock Appreciation Rights to be covered by each separate grant under the Plan. The Committee shall determine which Participants will receive Stock Appreciation Rights.

(ii) Under a Stock Appreciation Right, the Committee will base the amount of compensation the Participant will receive solely on the increase in value of the Common Stock of the Company after the date of the grant.

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(iii) The Committee shall have the discretion, at the time of the grant, to determine: (a) the times at which Stock Appreciation Rights shall be awarded; (b) the number of Stock Appreciation Rights awarded to each Participant; and (c) the performance period. The Committee shall have the discretion to reduce or increase the amount payable under any Stock Appreciation Right subject to this subsection (g) at any time.

(iv) In the event of the termination of employment of a recipient of Stock Appreciation Rights under this subsection (g) due to death, Total Disability or Retirement, or if the Company terminates the Participant without cause, the Participant will receive under each Stock Appreciation Right the difference between the value of Common Stock at the beginning of the performance period and the value of Common Stock at the time of termination. However, the Committee may, in its discretion, extend the performance period for such a Participant beyond the termination of employment until the end of the scheduled performance period under the specific grant. This paragraph (iv) shall apply only if the value of Common Stock increased during the performance period.

(v) In the event of a Change in Control, the Participant will receive under each Stock Appreciation Right under this subsection (g) the difference between the value of Common Stock at the beginning of the performance period and the value of Common Stock at the time of the Change of Control. The preceding sentence shall apply only if the value of Common Stock increased between the beginning of the performance period and the Change of Control.

(vi) If, prior to the Committee’s certification that the value of Common Stock increased during the performance period, the Participant terminates employment for any reason other than death, Total Disability or Retirement, or if the Company terminates the Participant’s employment with cause, the Participant shall receive no payment pursuant to the Stock Appreciation Right.

(vii) As soon as administratively feasible following the end of the performance period, the Committee will determine whether the value of Common Stock increased during the performance period. If the value has increased, the Company will pay the Participant the amount of cash or Common Stock due under the Stock Appreciation Right. If the value has not increased, the Participant will receive no amount under the Stock Appreciation Right.

(h)    Limitations on Grants.

(i) The following limitations will apply to grants of Options under the Plan:

[a] No Participant will be granted Options under the Plan to receive more than 200,000 shares of Common Stock in any fiscal year, provided that the Company may make an additional one-time grant of up to 50,000 shares to newly hired employees.

[b] No Participant will be granted Options under the Plan to purchase more than 2,000,000 shares over the term of the Plan. However, if the number of shares available for issuance under the Plan is increased, the maximum number of Options that any Participant may be granted also automatically will increase by a proportionate amount equal of shares for each additional fiscal year in which shares are allocated for issuance under the Plan.

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Except as to forfeited shares, the payment of cash dividends and dividend equivalents in conjunction with outstanding awards shall not be counted against the shares available for issuance.

The foregoing limitations are intended to satisfy the requirements applicable to Options so as to qualify such awards as "performance-based compensation" within the meaning of Code section 162(m). In the event that the Committee determines that such limitations are not required to qualify Options as performance-based compensation, the Committee may modify or eliminate such limitations.

(ii) The following limitations will apply to grants of ISOs under the Plan:

[a]    The aggregate Fair Market Value (determined at the time the ISOs are granted) of the Shares with respect to which the ISOs are exercisable for the first time by an employee during any calendar year shall not exceed $100,000. This limitation shall be applied by taking ISOs into account in the order they were granted.

[b]    The Participant must notify the Company if Shares acquired upon the exercise of an ISO are disposed of (a) within two (2) years following the date the ISO was granted; nor (b) within one (1) year following the date shares of Common Stock are transferred to the employee.

[c]    The aggregate number of shares available under the Plan to be granted as ISOs by the Committee will equal 3,000,000.

(iii) The following limitations will apply to grants of Performance Shares under the Plan:

[a] No Participant will be granted Performance Shares under the Plan in excess of 100,000 shares of Common Stock in any fiscal year, provided that the Company may make an additional one-time grant of up to 25,000 shares to newly hired employees. The value of Performance Shares issued to a Participant under the Plan for any fiscal year shall not exceed $4,000,000 with an additional one-time grant to newly hired employees up to $1,000,000.

[b] No Participant will be granted Performance Shares under the Plan in excess of 1,000,000 shares over the term of the Plan. If the number of such shares available for issuance under the Plan is increased, the maximum amount of Performance Shares that any Participant may be granted (in any fiscal year and over the term of the Plan) also automatically will increase by a proportionate amount of equal shares or cash.

[c] Pursuant to subsection (III)(e) above, the Committee may grant Make Whole Payments in connection with any Performance Share. No Participant will be granted a Make Whole Payment in excess of the total permissible number of shares indicated in the previous two paragraphs, multiplied by the amount of a Make Whole Payment, as specified in subsection (III)(e)(iii) above. If the number of Performance Shares available for issuance under the Plan is increased, the number of Make Whole Payments available under the Plan also automatically will increase by an amount proportionate to the increased number of Performance Shares available. The total value of Make Whole Payments made to any Participant under the Plan in any fiscal year shall not exceed $1,500,000.

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The foregoing limitations are intended to satisfy the requirements applicable to Performance Shares so as to qualify such awards as "performance-based compensation" within the meaning of Code section 162(m). In the event that the Committee determines that such limitations are not required to qualify Performance Shares as performance-based compensation, the Committee may modify or eliminate such limitations.

(iv) The following limitations will apply to Stock Appreciation Rights under subsection (III)(f) of the Plan:

[a] No Participant will be granted Stock Appreciation Rights under subsection (III)(f) of the Plan in excess of 100,000 shares of Common Stock in any fiscal year (or cash equal to the Fair Market Value of such amount of Common Stock valued as of the time of the award payment), provided that the Company may make an additional one time grant of up to 25,000 shares (or the Fair Market Value of such shares valued at the time of the award payment) to newly hired employees.

[b] No Participant will be granted Stock Appreciation Rights under subsection (III)(f) of the Plan in excess of 1,000,000 shares over the term of the Plan (or the Fair Market Value of such shares valued as of the time of the award payment). If the number of such shares available for issuance under the Plan is increased, the maximum amount of Stock Appreciation Rights that any Participant may be granted (in any fiscal year and over the term of the Plan) also automatically will increase by a proportionate amount of equal shares or cash.

The foregoing limitations are intended to satisfy the requirements applicable to Stock Appreciation Rights so as to qualify such awards as "performance-based compensation" within the meaning of Code section 162(m). In the event that the Committee determines that such limitations are not required to qualify Stock Appreciation Rights as performance-based compensation, the Committee may modify or eliminate such limitations.

Section IV. Miscellaneous Provisions.

(a)    Rights of Recipients of Awards. A holder of Options, Performance Shares, Make Whole Payments and Stock Appreciation Rights granted under the Plan shall have no rights as a shareholder of the Company by virtue thereof unless and until certificates for shares are issued. The holder of a Restricted Stock Award or a Performance Share Award will be entitled to receive any dividends on such shares in the same amount and at the same time as declared on shares of Common Stock of the Company and shall be entitled to vote such shares as a shareholder of record.

(b)    Assignment. ISOs under this Plan will not be transferable by the Participant at any time. Nonqualified stock options, Stock Appreciation Rights or any rights or interests of a Participant therein, shall be assignable or transferable by such Participant only at the discretion of the Committee or by will or the laws of descent and distribution. Restricted Stock and Performance Shares shall be assignable or transferable by such Participant only after the restrictions on such shares lapse.

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(c)    Further Agreements. All Options, Restricted Stock Awards, Performance Shares, Make Whole Payments and Stock Appreciation Rights granted under this Plan shall be evidenced by agreements or other written documents from the Company, in such form and containing such terms and conditions (not inconsistent with this Plan) as the Committee may require. No person shall have any rights under any award granted under the Plan unless and until the Committee and the Participant shall have executed such an agreement or received any other award acknowledgment authorized by the Committee expressly granting the award to such person and containing provisions setting forth the terms of the award. Such agreement may set forth certain restrictive covenants applicable to the Participant and penalties for the breach thereof, as determined by the Committee in its sole discretion.

(d)    Replacement Options. Upon cancellation of an outstanding Option, replacement Options may be issued in an amount and with such terms as the Committee may determine.

(e)    Deferral of Exercise.

(i) Securities Law Restrictions. Although the Company intends to use its reasonable efforts so that the shares purchased upon the exercise of Options will be registered under, or exempt from the registration requirements of the federal Securities Act of 1933, as amended (the "Securities Act") and any applicable state securities law at the time Options become exercisable, if the exercise of an Option or any part of it would otherwise result in the violation by the Company of any provision of the Securities Act or of any state securities law, the Company may require that such exercise be deferred until the Company has taken appropriate action to avoid any such violation.

(ii) Legal and Other Requirements. No shares of Common Stock shall be issued or transferred upon exercise of any award under the Plan unless and until all legal requirements applicable to the issuance or transfer of such shares and such other requirements as are consistent with the Plan have been complied with to the satisfaction of the Committee. The Committee may require that, prior to the issuance or transfer of Common Stock hereunder, the recipient thereof shall enter into a written agreement to comply with any restrictions on subsequent disposition that the Committee or the Company deem necessary or advisable under any applicable law, regulation or official interpretation thereof. Certificates of stock issued hereunder may bear a legend to reflect such restrictions.

(f)    Withholding of Taxes. The Company shall be entitled, if necessary or desirable, to withhold from any Participant, from any amounts due and payable by the Company to such Participant (or secure payment from such Participant in lieu of withholding), the amount of any withholding or other tax due from the Company with respect to any shares or cash payable under the Plan, and the Company may defer the exercise of any Options or the issuance of shares thereunder unless indemnified to its satisfaction.

(g)    Right to Awards. No employee of the Company or its affiliated unit or other person shall have any claim or right to be a Participant in this Plan or to be granted an award hereunder. Neither the adoption of this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or any affiliated unit nor shall the grant of any award hereunder constitute a request or consent to postpone the retirement date of a Participant. Nothing contained hereunder shall be construed as giving any Participant or any other person any equity or interest of any kind in any assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person. As to any claim for any unpaid amounts under the Plan, any Participant or any other person having a claim for payments shall be an unsecured creditor.

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(h)    Fair Market Value. The "Fair Market Value" of the Common Stock of the Company shall be determined by the Committee and shall be the closing price as reported on the NASDAQ National Market System as reported in the Wall Street Journal, for the Company’s Common Stock for the trading day of the date of the grant, exercise or award payment, whichever is appropriate. If no trade occurs on the NASDAQ National Market System on such date, the "Fair Market Value" of the Common Stock of the Company shall be determined by the Committee in good faith.

(i)    Total Disability. "Total Disability" shall mean a finding by the Committee that a Participant meets the standard for Total Disability as provided in the Associated Banc-Corp Long-Term Disability Plan.

(j)    Retirement. "Retirement" shall mean any date on which an employee retires under the terms and conditions of the Company’s Profit Sharing & 401(k) Plan provided, however, that the employee has attained age 55 as of such date.

(k)    Cause. The term "cause" in connection with a termination of employment by reason of a dismissal for cause shall mean:

(i) The willful and continued failure by a Participant to substantially perform his duties with the Company after a demand for substantial performance is delivered to the Participant by the Chief Executive Officer of the Company which specifically identifies the manner in which the Company believes that the Participant has not substantially performed his duties; or

(ii) The willful engaging by the Participant in misconduct which is materially damaging to the Company, monetarily or otherwise.

Any rights the Company may have under this Plan in respect of the events giving rise to cause shall be in addition to the rights the Company may have under any other agreement with a Participant or at law or in equity. Any determination of whether a Participant’s employment is (or is deemed to have been) terminated for cause for purposes of the Plan or any award hereunder shall be made by the Committee in its discretion. If, subsequent to a Participant’s voluntary termination of employment or involuntary termination of employment without cause, it is discovered that the Participant’s employment could have been terminated for cause, the Committee may deem such Participant’s employment to have been terminated for cause. A Participant’s termination of employment for cause shall be effective as of the date of the occurrence of the event giving rise to cause, regardless of when the determination of cause is made.

(l)    Indemnity. Neither the Board nor the Committee, nor any members of either, nor any employees of the Company or its affiliated units, shall be liable for any act, omission, interpretation, construction, or determination made in good faith in connection with their responsibilities with respect to the Plan, and the Company hereby agrees to indemnify the members of the Board, the members of the Committee, and the employees of the Company and its affiliated units with respect to any claim, loss, damage, or expense (including counsel fees) arising from any such act, omission, interpretation, construction, or determination with respect to the Plan or any action taken pursuant to it to the full extent permitted by law and the Articles of Incorporation of the Company.

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(m)    Change of Control. A "Change of Control" shall be deemed to have occurred on the date of the following transactions:

(i) An offer is accepted, in writing, for a change in ownership of 25% or more of the outstanding voting securities of the Company;

(ii) An offer is accepted, in writing, whereby the Company will be merged or consolidated with another corporation, and as a result of such anticipated merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation will be owned in the aggregate by the shareholders of the Company who owned such securities immediately prior to such merger or consolidation, other than affiliates (within the meaning of the Exchange Act) of any party to such merger or consolidation;

(iii) An offer is accepted, in writing, whereby the Company sells at least 85% of its assets to any entity which is not a member of the control group of corporations, within the meaning of Code section 1563, of which the Company is a member; or

(iv) An offer is accepted, in writing, whereby a person, within the meaning of sections 3(a)(9) or 13(d)(3) of the Exchange Act, acquires 25% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record).

For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (relating to options) of the Exchange Act.

(n)    Transfers and Leaves. A change in employment or service from the Company to an affiliated unit of the Company, or vice versa, shall not constitute termination of employment or service for purposes of the Plan. Furthermore, the Committee (or Board in case of a member of the Committee) may determine that for purposes of the Plan, a Participant who is on leave of absence will still be considered as in the continuous employment or service of the Company.

(o)    No Fiduciary Relationship or Responsibility. The Plan is not subject to ERISA. Under ERISA and related federal laws, the Company is not a fiduciary with respect to the Plan and has no fiduciary obligation with respect to any Participant, beneficiary, or other person claiming a right hereunder. Further, nothing herein contained, and no action or inaction arising pursuant hereto shall give rise under state or federal law to a trust of any kind or create any fiduciary relationship of any kind or degree for the benefit of Participants, any beneficiary, or any other person.

(p)    Severability of Provisions. If any provision of this Plan is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions, and this Plan shall be construed and enforced as if such provision had not been included.

(q)    Governing Law. This Plan shall be governed, administered, construed, and enforced according to the laws of the United States and the State of Wisconsin to the extent not preempted by the laws of the United States.

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(r)    Waiver. A waiver by a party of any of the terms and conditions of this agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof, or of any other term or condition of this agreement.

(s)    Entire Agreement. This Plan constitutes the entire agreement between the parties respecting the subject matter hereof, and there are no representations, warranties, agreements, or commitments of the Company hereto except as set forth herein. This Plan may be amended only by an instrument in writing.

Section V. Amendment and Termination; Adjustments Upon Changes in Stock. The Board may at any time, and from time to time, amend, suspend or terminate the Plan in whole or in part; provided, that such amendment shall be subject to shareholder approval to the extent required by applicable law or the rules of the NASDAQ National Market System or any other exchange or market on which any of the Company’s securities are traded. Except as provided herein, no amendment, suspension or termination of the Plan may impair the rights of a Participant to whom an award has been granted without such Participant’s consent. If there shall be any change in the stock subject to the Plan or to any Option, Restricted Stock Award, Performance Share Award, Stock Appreciation Right or other award granted under the Plan through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure, appropriate adjustments may be made by the Board in the aggregate number and kind of shares and the price per share subject to outstanding Options, Restricted Stock Awards, Performance Share Awards, Stock Appreciation Rights or other awards.

Section VI. Shares of Stock Available. The shares available for Options, Restricted Stock Awards, Performance Share Awards, Make Whole Payments, and Stock Appreciation Rights under this Plan shall not exceed 3,000,000 shares of the Company’s Common Stock (adjusted for stock dividends and splits). This amount will be reduced upon the exercise of an Option, by the number of shares exercised; by the number of shares which are released due to the lapse of restrictions in case of a Restricted Stock Award or Performance Share Award; by the number of Make Whole Payments made (in Common Stock) at the time restrictions lapse on the Restricted Stock Awards or Performance Share Awards; and with respect to Stock Appreciation Rights at the time such awards are paid. Any shares subject to an Option hereunder that for any reason expires, terminates, or is cancelled (other than because of the unexercised expiration of such Option); shares reacquired by the Company because the Participant’s employment with the Company terminates prior to the lapse of restrictions on Restricted Stock Awards; shares reacquired by the Company because the Company failed to attain a performance goal under a Performance Share Award; Make Whole Payments not paid because restrictions on accompanying Restricted Stock Awards or Performance Share Awards did not lapse; or Stock Appreciation Rights not paid because the value of Common Stock did not increase during the performance period will be available for further awards. Shares of Common Stock available for Options, Restricted Stock Awards, Performance Share Awards, or Stock Appreciation Rights may be authorized but unissued shares, treasury shares, or shares reacquired on the open market. No fractional shares shall be issued under the Plan. Cash may be paid in lieu of any fractional shares and settlement of awards under the Plan.

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Section VII. Effective Date and Term of the Plan. Subject to shareholder approval, the effective date of the Plan is the date on which shareholder approval is obtained (the "Effective Date"). Awards under the Plan may be made for a period of ten years commencing on such date. The period during which an Option or other Award may be exercised may extend beyond that time as provided herein.

Section VIII. Disclaimer. Associated is not responsible for the failure of optionees to make timely exercises, nor will any exception to the Plan be granted because of such failure and inaction.

Adopted by the Administrative Committee of the Board of Directors: March 4, 2003.

Adopted by the Board of Directors: March 4, 2003.

Approved by Shareholders at the April 23, 2003 Annual Meeting.

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